Via Toscana, 1

00187 Roma

Tel: +39 06 833 65 900

www.mazars.it

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 11, 2023, with respect to the financial statements of Helon S.p.A. incorporated by reference in this Registration Statement and Prospectus (Registration No.333). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

Rome, Italy, 8 August, 2023

Mazars Italia S.p.A.

Raffaello Lombardi

(Partner)

Mazars Italia S.p.A.

Capitale sociale deliberato, sottoscritto e versato € 120.000,00 - Sede legale: Via Ceresio, 7 - 20154 Milano Rea MI-2076227 - Cod. Fisc. e P. Iva 11176691001

Iscrizione al Registro dei Revisori Legali n. 163788 con D.M. del 14/07/2011 G.U. n. 57 del 19/07/2011